EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

MADRIGAL PHARMACEUTICALS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Madrigal Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

1.    This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware on February 9, 2007, as amended.

2.    The Restated Certificate of Incorporation is hereby amended by adding Article TWELFTH to read in its entirety as follows:

“TWELFTH: To the fullest extent that the Delaware General Corporation Law, as the same exists or may hereafter be amended, permits the limitation or elimination of the liability of officers, no officer of the Corporation shall be personally liable to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as an officer. No amendment to, or modification or repeal of this Article TWELFTH, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article TWELFTH, shall adversely affect any right or protection of an officer existing hereunder with respect to any act or omission occurring prior to such amendment, modification, repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.”

3.    This Certificate of Amendment was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

EXECUTED, this 15th day of June 2023

Madrigal Pharmaceuticals, Inc.

By:	/s/ Brian J. Lynch
Brian J. Lynch
Senior Vice President and General Counsel